Exhibit 4.11
The following is a summary of amendments to the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees, effective January 23, 2009:
•	The Fidelity Freedom Funds will be replaced with Barclays Global Investors (BGI) LifePath® Index Funds as the target-date fund option.

•	The following BGI LifePath® Index Funds, rather than the Fidelity Freedom Funds® will become the designated default investment options.
BGI LifePath® Index Retirement Fund
BGI LifePath® Index 2015 Fund
BGI LifePath® Index 2020 Fund
BGI LifePath® Index 2025 Fund
BGI LifePath® Index 2030 Fund
BGI LifePath® Index 2035 Fund
BGI LifePath® Index 2040 Fund
BGI LifePath® Index 2045 Fund
BGI LifePath® Index 2050 Fund